Exhibit 107

Calculation of Filing Fee Tables

S-8

Dreamland Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.00001 per share (reserved for issuance under the Amended and Restated 2025 Equity Incentive Plan)	(1)	Other	6,000,000	$3.80	$22,800,000	0.0001531	$3,490.68
				Total Offering Amounts			$22,800,000		$3,490.68
				Total Fees Previously Paid					0.00
				Total Fee Offsets					0.00
				Net Fee Due					$3,490.68

Offering Note(s)

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional class A ordinary shares (“Class A Ordinary Shares”) of Dreamland Limited (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2025 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding Class A Ordinary Shares.

The Registrant does not have any fee offsets.

Pursuant to Rule 457(h) and 457(c) promulgated under the Securities Act, solely for the purpose of calculating the registration fee, the proposed maximum offering price per share for the Registrant’s Class A Ordinary Shares reserved for issuance under the Plan is the average of the high and low prices of the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on August 14, 2025 (rounded up to the nearest cent), which is within five (5) business days prior to the date of this registration statement.